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                                                                     EXHIBIT 4.3

                               Amendment No. 2 to

                        PREFERRED SHARES RIGHTS AGREEMENT
                    dated as of October 23, 1996, as amended


     This Amendment No. 2 (this "Amendment") to PREFERRED SHARES RIGHTS AGREEMENT dated as of October 23, 1996, as amended (the "Rights Agreement") is executed by ScanSoft, Inc. (the "Company") and U.S. Stock Transfer Corporation ("Rights Agent") and is effective as of the 27th day of January 2000.

     The parties hereto agree as follows:

     1. Definitions. Unless specifically designated otherwise, capitalized terms used herein shall have the same meanings given them in the Rights Agreement.

     2. Amendment. Section 1(a) of the Rights Agreement shall be amended and restated in its entirety to read as follows:

               "(a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person either (i) as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an Acquiring Person, or (ii) if within eight days after such Person would otherwise become an Acquiring Person (but for the operation of this clause
          (ii)), such Person notifies the Board of Directors that such Person did so inadvertently and within two days after such notification, such Person is the Beneficial Owner of less than 20% of the outstanding Common Shares. Notwithstanding the foregoing, neither Caere Corporation nor any of its Affiliates nor any Affiliates of the Company set forth on


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          Schedule 1 hereto (collectively, the "Approved Persons") shall be considered an "Acquiring Person" in the event such Approved Person became or shall become the Beneficial Owner of Common Stock of the Company pursuant to and not in contravention of (i) that certain Agreement and Plan of Merger between ScanSoft, Inc. and Visioneer, Inc. dated as of December 2, 1998 or (ii) that certain Agreement and Plan of Reorganization dated as of January 15, 2000 by and among ScanSoft, Inc., Scorpion Acquisitions Corporation and Caere Corporation (together, the "Merger Agreements").

     Section 1(h) of the Rights Agreement shall be amended and restated in its entirety to read as follows:

               "(h) "Distribution Date" shall mean the earlier of (i) the Close of Business on the tenth day (or such later date as may be determined by action of a majority of Continuing Directors then in office) after the Shares Acquisition Date (or, if the tenth day after the Shares Acquisition Date occurs before the Record Date, the Close of Business on the Record Date) or (ii) the Close of Business on the tenth day (or such later date as may be determined by action of a majority of Continuing Directors then in office) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if, assuming the successful consummation thereof, such Person would be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding. Notwithstanding the foregoing, no Distribution Date shall occur in the event that any Approved Person became or shall become the Beneficial Owner of Common Stock of the Company pursuant to and not in contravention of the Merger Agreements.

     Section 1(u) of the Rights Agreement shall be amended and restated in its entirety to read as follows:

               "(u) "Shares Acquisition Date" shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) under the Exchange Act) by the Company or an Acquiring Person that an Acquiring Person has become such;


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          provided that, if such Person is determined not to have become an
          Acquiring Person pursuant to Section l(a)(ii) hereof, then no Shares Acquisition Date shall be deemed to have occurred. Notwithstanding the foregoing, no Shares Acquisition Date shall occur in the event that any Approved Person became or shall become the Beneficial Owner of Common Stock of the Company pursuant to and not in contravention of the Merger Agreements.

     3. Effect of Amendment. Except as specifically set forth herein, the terms and conditions contained in the Rights Agreement shall continue in full force and effect.

     4.   Miscellaneous.

          4.1 Governing Law. This Amendment shall be governed by and construed under the laws of the State of Delaware in the United States of America as applied to agreements among Delaware residents entered into and to be performed entirely within such state.

          4.2 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          4.4 Severability. If one or more provisions of this Amendment are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Amendment, and the balance of this Amendment shall be enforceable in accordance with its terms.

                            [SIGNATURE PAGE FOLLOWS]



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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


                                        ScanSoft, Inc.

                                        By: /s/ MICHAEL K. TINNAN
                                           -------------------------------------

                                        Name:  Michael K. Tinnan
                                             -----------------------------------

                                        Title: President & CEO
                                              ----------------------------------



                                        U.S. Stock Transfer Corporation

                                        By: /s/ William Garza
                                           -------------------------------------

                                        Name: William Garza
                                             -----------------------------------

                                        Title: Assistant Vice President
                                              ----------------------------------


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                                   Schedule 1

                      Xerox Corporation and its affiliates

                      Caere Corporation and its affiliates




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